Exhibit 99.1

Santander Consumer USA Provides Statement on Settlement with Attorneys General

DALLAS, TX – May 19, 2020 – Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”), today issued the following statement regarding its voluntary settlement with 33 states and the District of Columbia, which alleged that auto loans that SC funded through certain automobile dealers dating back to 2010 violated consumer protection laws because of the high risk that certain borrowers would default:

SC’s voluntary agreement with the attorneys general resolves a legacy underwriting issue stemming from an investigation that commenced in 2014 and is another key milestone in addressing issues related to that time period. We are pleased to put this matter behind us. Santander Consumer is fully reserved for this matter, and no additional charges will be taken in connection with the settlement. SC has fully cooperated with the attorneys general throughout the investigation, and the settlement has no material impact on SC’s or Santander US’ operations or our ability to serve customers.

SC is a responsible lender in a highly regulated environment. SC operates under large financial institution standards, which include rigorous risk, compliance and controls around lending and loan servicing. Over the last several years, we have strengthened our risk management across the board – improving our policies and procedures to identify and prevent dealer misconduct, and tightening standards to ensure affordability.

All of this important work helps SC remain competitive and well-positioned for future growth.

About Santander Consumer USA Holdings Inc.

Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) is a full-service consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 2.9 million customers across the full credit spectrum. SC, which began originating retail installment contracts in 1997, had an average managed asset portfolio of approximately $60 billion (for the first quarter ended March 31, 2020), and is headquartered in Dallas. (www.santanderconsumerusa.com)

CONTACT:

Media Relations

Laurie Kight

214.801.6455

MediaRelations@santander.us

Investor Relations

Evan Black

800.493.8219

InvestorRelations@santanderconsumerusa.com

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